Banque Cantonale de Genève

CONSTRUCTION LOAN AGREEMENT
BCGE Simplissimo

between

SES Société d’Energie Solaire SA	Route de Saint-Julien 129, 1228 Plan-les-Ouates

Joint and several liability:	In case of several obligors, all the obligors shall be jointly and severally liable, in accordance with Art. 143 seq CO.

(hereinafter the « debtor(s) »)

and

Banque Cantonale de Genève	Quai de l’Ile 17, 1204 Geneva

(hereinafter the « bank »)

Purpose:	Financing of the construction of a manufacturing facility located at chemin du Champ-des-Filles 36, Plan-les-Ouates.

Loan Limitation:	CHF 8,500,000.00 (Swiss Francs eight million five hundred thousand)

Use:	In account-receivables, reference of which shall be subsequently communicated to the debtor(s).

Interest rate:	3.500% per year, to the extent of the loan limitation, variable at any time, especially subject to the market conditions.

Commission:	0.250% per quarter, based on the maximum amount borrowed during each quarter.

File expenses:	CHF 8,500 to be deducted from the account-receivables.

Billing:	The interests, commissions and the expenses are computed and accounted for each quarter.

Collateral:
Fiduciary assignment with full property rights of a 2nd lien exclusive mortgage certificate established to the borrower in the value of CHF 9,000,000.00, ranking after the permanent and distinct 1st lien of CHF 216,192.20, established over the right of surface, entered into the land register, feuillet 6786, secured by parcel N° 6708 in the Municipality of Plan-les-Ouates, pursuant to the fiduciary assignment attached herewith.

The debtor(s) acknowledge their joint and several liabilities in connection with the mortgage certificate, which are fiduciary assigned with full ownership rights to the bank as a guarantee for the granted loan.

Maturity:
At the end of the construction, but not later than December 31, 2008, the bank will consider, notably based upon an expertise and the end of the construction certificate, converting this loan into the mortgage certificates [secured by the manufacturing facility].

Notwithstanding the fixed maturity date, this loan can be terminated by any party, in accordance with the [bank’s] general conditions

Other Conditions:	The amount of this loan is based upon a temporary financing plan, a copy of which needs to be provided to the bank, estimating the global cost of CHF 14,000,000.00.

Balance of CHF 5,000,000.00 is to be paid to the [operating/construction] account to be opened or to be evidenced before the use of the financing.

If the project suffers any technical or financial modifications, the appointed architect, Arca’M Architecture SA and the debtor(s) shall have an obligation to inform the bank as soon as practicable.

During the construction works, the facility under construction shall be sufficiently and permanently insured against fire and floats by an insurance company having its registered domicile in Switzerland. The debtor(s) shall provide the bank with the progressive insurance policy covering the construction.

Any modification of the contract or any delay in the premium payments at the maturity shall be notified to [the bank.]

Miscellaneous:	The loan shall be released upon the delivery and definitive entry into force of a construction authorization, a copy of which shall be provided to the bank.

Financial information:
The debtor(s) shall provide the bank, not later than six months after the close of the fiscal year, a copy of its(their) balance sheet together with the audit report, duly dated and signed, the first time on June 30, 2008.

Delivery of the loaned funds:
This funds shall be used during the advance of the construction works to pay the expenses incurred by the contractors, which shall be issued and signed by the architect in charge of the construction works as well as by the debtor(s).

In order to allow a precise control of payments, the architect in charge shall provide a list of the contractors, duly dated and signed by such architect and the debtor(s), to the bank.

Other contractual basis:	For the rest, this contract is governed by the following documents annexed to it, which are an integral party of it and which should be returned to the bank duly dated and signed:

•	General conditions,
•	Special conditions applicable to the transactions secured by an immovable property,
•	Fiduciary guarantee assignment in ownership,
•	Deed of opening of the construction loan,
•	Assignment of leases.

Other documents to be provided to the bank:
•	Copy of the definitive financing plan,
•	Copy of the list of the contractors,
•	Copy of the lease agreements, as they are established.

Other provisions:	This financing shall be used upon the valid constitution of the required guarantees and compliance with the [provisions of this contract].

The bank shall deduct from the repayment of the loan the administrative expenses deriving from it.

Notices:	Any correspondence in connection with the present financing shall be delivered to:

SES Société d’Energie Solaire SA
Attention: Mrs. Sandrine Crisafulli
Route Saint-Julien 129
1228 Plan-les-Ouates

Acceptance deadline:	To enter into force, this contract and its annexes must be returned to the bank by December 14, 2007.

The provisions and the conditions of the present contract modify for the future the provisions and the conditions of the preceding contract.

The signing persons have taken knowledge of all the pages of the present contract, as well as the general conditions of the bank, and accept the contractual provisions set forth by these documents.

Geneva, November 13, 2007

Banque Cantonal de Genève	The debtor(s)

Tanguy de Jaegere Didier Dupont	SES Société d’Energie Solaire SA
Member of Direction Officer
(signed) (signed)	(signed by S. Crisafulli and D. Erné)

Plan-les-Ouates, November 13, 2007 (place and date)